EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

Made as of August 6th, 2021

By and Among:

VIKING ENERGY GROUP, INC.

– and –

SIMMAX CORP.

– and –

REMORA EQ LP

– and –

SIMSON-MAXWELL LTD.

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		5
1.1	Definitions	5
1.2	Gender and Number	12
1.3	Entire Agreement	12
1.4	Article and Section Headings	13
1.5	Applicable Law	13
1.6	Currency	13
1.7	Accounting Terms	13
1.8	Arm's Length	13
1.9	Business Days	13
1.10	Statutory Instruments	13
1.11	Knowledge	13
1.12	Materiality	14
1.13	Schedules	14
ARTICLE 2 PURCHASE AND SALE OF SHARES		15
2.1	Purchase and Sale of Shares	15
2.2	Payment of Purchase Price	15
2.3	Adjustments to the Purchase Price	15
2.4	Delivery of Certificates, etc.	16
2.5	Satisfaction of Purchase Price	16
2.6	Effective Date	16
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		16
3.1	Representations and Warranties of Simmax and the Corporation	16
3.2	Representations and Warranties of the Vendors	35
3.3	Representations and Warranties of the Purchaser	37
3.4	Commission	38
3.5	Non-Waiver	38
3.6	Nature and Survival of Representations and Warranties	38
ARTICLE 4 COVENANTS OF THE PARTIES		39
4.1	Delivery of Books and Records	39
4.2	Workers' Compensation	39
4.3	Confidentiality	39
4.4	Consents Required in Contracts	39
4.5	Investment Canada	40
ARTICLE 5 INDEMNIFICATION		40
5.1	Indemnification by Simmax and Corporation	40
5.2	Indemnification by Remora	41
5.3	Indemnification by Purchaser	41
5.4	Claims by Third Parties	42
5.5	Indemnification Sole Remedy	43
5.6	Details of Claims	43

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ARTICLE 6 CLOSING CONDITIONS		43
6.1	Purchaser's Conditions	43
6.2	Vendor's Conditions	47
6.3	Failure to Satisfy Conditions	48
6.4	Destruction or Expropriation	48
ARTICLE 7 CLOSING ARRANGEMENTS		49
7.1	Time and Place of Closing	49
7.2	Closing Arrangements	49
7.3	Tender	49
ARTICLE 8 NOTICES		49
8.1	Delivery of Notice	49
ARTICLE 9 GENERAL		51
9.1	Expenses	51
9.2	Time	51
9.3	Assignment/Successors and Assigns	51
9.4	Further Assurances	51
9.5	Public Notices	51
9.6	Entire Agreement	52
9.7	Amendment and Waiver	52
9.8	Severability	52
9.9	Counterparts and Electronic Execution	52
SCHEDULES

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made as of the 6th day of August, 2021

AMONG:

VIKING ENERGY GROUP, INC., a corporation organized and existing under the laws of the State of Nevada (the “Purchaser”)

– and –

SIMMAX CORP., a corporation incorporated under the laws of Alberta (“Simmax”)

– and –

REMORA EQ LP, a limited partnership formed under the laws of the Province of Ontario, by its General Partner, Remora EQ GP Inc. (“Remora”)

– and –

SIMSON-MAXWELL LTD., a corporation continued under the laws of Canada (the “Corporation”)

RECITALS:

WHEREAS immediately following an internal reorganization involving the Corporation and the Subsidiaries (as defined below) the authorized capital of the Corporation shall consist of an unlimited number of Class A Common Shares, an unlimited number of Class B Common Shares and an unlimited number of Class C Preferred Shares, of which 1,100 Class A Common Shares will be issued and outstanding as set out in Part 1 of Schedule A;

AND WHEREAS prior to the Closing Time (as defined below), Remora intends to subscribe for and the Corporation intends to issue from treasury 1,458 Class A Common Shares in the capital of the Corporation such that immediately prior to the Closing of the transactions contemplated by this Agreement, Simmax and Remora (each a “Vendor” and collectively, the “Vendors”) shall hold the number and class of shares in the capital of the Corporation as set out in Part 2 of Schedule A;

AND WHEREAS each Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from each Vendor that certain number and class of shares in the capital of the Corporation as set out herein, subject to the terms and conditions of this Agreement;

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NOW THEREFORE, in consideration of the premises and mutual agreements herein contained and of other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the following meanings:

(a)	“2010 Unanimous Shareholders Agreement” means that certain unanimous shareholders agreement of the Corporation made and dated effective the 30th day of September, 2010;

(b)

“Accounts Receivable” means, subject to allowance for doubtful accounts, accounts receivable, bills receivable, trade accounts, book debts and insurance claims and any other amounts due to the Corporation recorded as receivable in the Books and Records;

(c)	“Affiliate” shall have the meaning ascribed to it by the Business Corporations Act (Ontario) on the date hereof;

(d)

“Agreement” means this share purchase agreement and all instruments supplemental to or in amendment or confirmation of this share purchase agreement, and all references to this Agreement shall include the attached Schedules and “Article”, “Section”, “Subsection”, or “Paragraph” means and refers to the specified article, section, subsection, or paragraph of this share purchase agreement;

(e)	“Articles” means the articles of incorporation of the Corporation, as amended from time to time;

(f)

“Benefit Plans” means all retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation or benefit plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, whatsoever, to which the Corporation is a party or bound by or in which the Employees participate or under which the Corporation has, or will have, any Liability under or, pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any Employee or any current or former employees, directors, officers, consultants or other Persons providing services to the Corporation of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), excluding statutory plans;

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(g)

“Books and Records” means books and records of the Corporation and each Subsidiary, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, business reports, plans and projections and all other documents, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise, including all data and information in any form or media whatsoever and information and data applicable to the tax treatment of the assets, liabilities and Tax Returns;

(h)

“Business” means the operations of the Corporation in providing custom and prefabricated power generation solutions and all operations related thereto, and includes the business and operations previously conducted by the Subsidiaries;

(i)	“Business Day” means any day, other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Ottawa are not open for business during normal banking hours;

(j)

“Claims” includes claims, demands, complaints, actions, suits, causes of action, orders, assessments, award or reassessments, arbitrations, investigations, audits, proceedings, appeals, prosecutions, charges, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, professional fees, including reasonable fees of legal counsel, interest, penalties, amounts paid in settlement, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing, but for greater certainty excluding indirect and consequential damages;

(k)	“Class A Common Shares” means the Class A Common Shares in the capital of the Corporation;

(l)

“Closing” means the completion of the sale to, and the purchase by the Purchaser of, the Purchased Shares and the completion of the transactions contemplated by this Agreement including the transfer and delivery of all documents of title to the Purchased Shares and the payment of the Purchase Price;

(m)	“Closing Date" means August 6, 2021, or such other date as the Parties may agree in writing as the date upon which the Closing shall take place;

(n)	“Closing Documents” has the meaning ascribed in Article 6;

(o)	“Closing Time” means 4:30 p.m. E.S.T. on the Closing Date or such other time on such date as the Parties may agree as the time at which the Closing shall take place;

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(p)	“Contractors and Sales Agents” means contractors and sales agents of the Corporation and/or any Subsidiary as set forth in Schedule 3.1(aa) of this Agreement;

(q)

“Contractor and Sales Agent Contracts” means Contracts whether oral or written, relating to a Contractor and Sales Agent, including any communication or practice relating to such Contractor and Sales Agent, which imposes any obligation on the Corporation;

(r)

“Contracts” means contracts, licences, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements to which the Corporation and/or any Subsidiary is a party to or bound by or under which any such Party has, or will have, any Liability (in each case, whether written or oral, express or implied), and includes any quotations, orders or tenders which remain open for acceptance and warranties and guarantees, and includes Equipment Contracts, Employment Contracts, Contractor and Sales Agent Contracts, the Real Property Leases and Material Contracts, and each, a “Contract”;

(s)	“Effective Date” means August 6, 2021;

(t)	“Employees” means employees of the Corporation as set forth in Schedule 3.1(aa) of this Agreement;

(u)

“Employment Contracts” means Contracts, other than Benefit Plans, whether oral or written, relating to an Employee, including any communication or practice relating to an Employee which imposes any obligation on the Corporation;

(v)

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, developments or similar agreements, easements, rights-of-way, options or adverse claims or encumbrances of any kind or character whatsoever or any rights or privileges capable of becoming any of the foregoing other than any restriction on the transfer of shares set out in the Articles and the 2010 Unanimous Shareholders Agreement;

(w)

“Environment” means the environment or natural environment as defined in any Environmental Laws and includes air, surface water, ground water, land surface, soil, subsurface strata, stream sediment, ambient air (including indoor air), plant and animal life and the environment in the workplace;

(x)

“Environmental Approvals” means permits, certificates, licences, authorizations, consents, agreements, instructions, directions, registrations or approvals issued, granted, conferred or required by a Governmental Authority pursuant to an Environmental Law;

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(y)

“Environmental Laws” means those Laws relating to the Environment and includes any Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, reuse, recycling, Release and disposal of Hazardous Substances;

(z)

“Equipment Contracts” means Contracts relating to Fixed Assets and includes motor vehicle leases, equipment leases, leases of computer hardware and computer systems, conditional sales contracts, title retention agreements and other similar agreements;

(aa)

“Financial Statements” means, collectively, unless the context dictates otherwise: (1) the annual financial statements of the Corporation for the fiscal year ended on December 30, 2020, (2) the annual financial statements of MCBA for the fiscal year ended on December 30, 2020, and (3) the annual audited financial statements of SMP for the fiscal year ended on December 31, 2020;

(bb)

“Fixed Assets” means the fixed assets owned, used or held by the Corporation and/or any Subsidiary, including diesel generators, uninterruptible power supplies, machinery, equipment, furniture, furnishings, office equipment, supplies, materials, vehicles material handling equipment, implements, parts, tools, spare parts and tangible assets (other than Inventories);

(cc)	“GAAP” has the meaning ascribed in Section 1.7;

(dd)

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal, dispute settlement panel or body or other law, rule or regulation-making entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, state or other geographic or political subdivision thereof; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

(ee)

“Governmental Authorizations” means authorizations, approvals, including Environmental Approvals, orders, certificates, consents, directives, notices, licences, permits (including all necessary occupancy and electrical permits), variances, qualifications, bonds, registrations or similar rights issued to or required by the Corporation and/or any Subsidiary by or from any Governmental Authority;

(ff)

“Hazardous Substances” means any substance, waste, liquid, gaseous or solid matter, radiation, energy or other matter regulated under any applicable Environmental Laws as hazardous waste, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law, alone or in any combination;

(gg)	“HST” means the Harmonized Sales Tax payable under the Excise Tax Act;

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(hh)

“Information Technology” means all computer hardware, software in source code and object code form (including documentation, interfaces and development tools), websites for the Corporation and/or any Subsidiary, databases, telecommunications equipment and facilities and other information technology systems owned, used or held by the Corporation and/or any Subsidiary;

(ii)

“Intellectual Property” means intellectual property rights, whether registered or not, owned, used or held by the Corporation and/or any Subsidiary, prior to dissolution or wind-up, including, without limitation: (a) inventions, pending patent applications (including divisionals, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions) and issued patents, (b) trade-marks, trade dress, trade-names, business names and other indicia of origin, (c) copyrights including copyright registrations and applications, (d) industrial designs and similar rights, (e) trade-secrets and other rights in the nature of intellectual property, and (f) domain names;

(jj)

“Inventories” means all inventories of every kind and nature and wheresoever situate owned by the Corporation and/or any Subsidiary and pertaining to the Business including, without limitation, all inventories of raw materials, work-in-progress, finished goods, operating supplies and packaging materials of or pertaining to the Business;

(kk)	“Key Employees” means Daryl Kruper, Brad Kruper, Ryan Yamniuk, Brent Fisher and Santokh Sahota;

(ll)

“Laws” means laws, including common law, statutes, by-laws, rules, regulations, reporting requirements, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Governmental Authority, and includes Environmental Laws;

(mm)

“Leased Real Property” means lands and/or premises which are leased, subleased, licensed to or otherwise occupied by the Corporation and/or any Subsidiary and the interest therein in all improvements and appurtenances;

(nn)

“Liabilities” means and includes any, direct or indirect, short-term or long-term, liability, indebtedness, obligation, claim, deficiency, guarantee or commitment of any nature or kind, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due;

(oo)	“Material” and “Materiality” have the meanings ascribed thereto in Section 1.12;

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(pp)

“Material Adverse Effect” means a result, change, fact, event, effect or circumstance that, when considered either individually or in the aggregate, is materially adverse to, or could reasonably be expected to have a Material adverse effect on the condition (financial or otherwise), results or operations of business, operations or assets (Fixed Assets or otherwise) of the Corporation and/or any Subsidiary, including for certainty any Material adverse change to (i) the Business, (ii) the operations, (iii) the property or assets (Fixed Assets or otherwise), (iv) the Liabilities, (v) the financial condition, and/or (vi) the results of operations (including revenue, earnings or cash flow), but excluding (A) those that fall below the thresholds of Materiality, as the case may be, set out in Section 1.12; and (B) those resulting from industry-wide conditions or general economic conditions affecting the industry in which the business of the Corporation is carried on;

(qq)

“Material Contract” means any Contract (i) involving aggregate payments to or by the Corporation in excess of $200,000.00, (ii) involving rights or obligations of the Corporation that may reasonably extend beyond one year and which does not terminate or cannot be terminated without penalty on less than three months’ notice, (iii) which is outside the ordinary course of business, (iv) which restricts in any way the business or activities of the Corporation, or (v) which, if terminated without the consent of the Corporation, would reasonably be expected to have a Material Adverse Effect on the Corporation;

(rr)	“MCBA” means M.C. Brown Agencies Ltd.;

(ss)	“Parties” means the Vendors, the Purchaser and the Corporation, collectively, and “Party” means any one of them;

(tt)	“Person” includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other juridical entity;

(uu)	“Personal Information” means the information regulated by Privacy Laws and collected, used, disclosed or retained by the Corporation and/or any Subsidiary, prior to dissolution or wind-up;

(vv)

“Privacy Laws” means all applicable law governing the collection, use, disclosure and retention of information relating to an identifiable individual including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada);

(ww)

“Purchase Price” means the purchase price to be paid by the Purchaser to the Vendors (or as directed by the Vendors) for the Purchased Shares as provided in Section 2.2, as may be adjusted pursuant to this Agreement;

(xx)	“Purchased Shares” means the Class A Common Shares to be sold by the Vendors and purchased by the Purchaser as set out in Section 2.1.

(yy)	“Real Property Leases” means Contracts pursuant to which the Corporation and/or any Subsidiary uses or occupies any Leased Real Property;

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(zz)

“Release” has the meaning prescribed in any Environmental Laws and includes, any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction, whether accidental or intentional;

(aaa)	“Remora Purchased Shares” has the meaning ascribed thereto in Section 2.1(b);

(bbb)

“Remora Subscription Agreement” means the subscription by Remora for 1,458 Class A Common Shares for an aggregate purchase price of three million dollars ($3,000,000) (the “Remora Consideration”) to be completed before the Closing;

(ccc)	“Simmax Purchased Shares” has the meaning ascribed thereto in Section 2.1(a);

(ddd)	“SMP” means the Simson-Maxwell general partnership;

(eee)	“Subsidiaries” means MCBA and SMP, and each, a “Subsidiary”;

(fff)

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

(ggg)

“Taxes” includes any taxes, duties, fees, premiums, assessments, reassessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions;

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(hhh)

“Technical Information” means all know-how and related technical knowledge possessed by the Corporation and/or any Subsidiary, prior to dissolution or wind-up, in order to carry on the Business, including, without limitation: trade secrets, confidential information and other proprietary know-how, public information and non-proprietary know-how, information of a scientific, technical, financial or business nature regardless of its form including technical information relating to processes, methodology, development and methods, research, forecasts, studies, market data, demonstration or engineering work, information that can be used to define a design or process or procure, produce, support or operate material and equipment, methods of production and procedures, all formulas and designs and drawings, blueprints, patterns, plans, flow charts, parts lists, manuals and records, specifications, and test data;

(iii)	“Technology” means all Intellectual Property, Technical Information and Information Technology;

(jjj)

“Unanimous Shareholders’ Agreement” means that certain unanimous shareholders agreement to be entered into by and among the Corporation, the Vendors, the Purchaser and all other shareholders of the Corporation, as applicable, on the Closing Date in form and substance acceptable to the Purchaser; and

(kkk)

“Viking Subscription Agreement” means that certain subscription agreement entered into between the Purchaser and the Corporation dated August ___, 2021 and effective as of August ___, 2021 pursuant to which the Purchaser has agreed to subscribe for and the Corporation has agreed to issue the Purchaser 1,462 Class A Common Shares subject to the terms and conditions therein.

1.2 Gender and Number

In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3 Entire Agreement

This Agreement, the Remora Subscription Agreement, the Viking Subscription Agreement and the Unanimous Shareholders Agreement of the Corporation, including appended Schedules, together with the agreements and other documents to be delivered under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. No supplement, modification or amendment to this Agreement and no waiver of any provision of this Agreement shall be binding on any Party unless executed by such Party in writing. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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1.4 Article and Section Headings

Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content of any Article or Section and shall not be considered to be part of this Agreement.

1.5 Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario and shall be treated, in all respects, as an Ontario contract.

1.6 Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.7 Accounting Terms

All accounting terms not otherwise defined have the meanings assigned to them, and all calculations are to be made and all financial data to be submitted are to be prepared, in accordance with the Accounting Standards for Private Enterprises in Canada (“GAAP”) approved from time to time by the Accounting Standards Board of Financial Reporting & Assurance Standards Canada, or any successor institute applied on a consistent basis.

1.8 Arm's Length

For purposes of this Agreement, Persons are not dealing “at arm's length” with one another if they would not be dealing at arm's length with one another for purposes of the Income Tax Act.

1.9 Business Days

Whenever any action or payment to be taken or made under this Agreement shall be stated to be required to be taken or made on a day other than a Business Day, any payment shall be made or such action shall be taken on the next succeeding Business Day.

1.10 Statutory Instruments

Unless otherwise specifically provided in this Agreement any reference in this Agreement to any law, by-law, rule, regulation, order, act or statute of any government, governmental body or other regulatory body shall be construed as a reference to those as amended or re-enacted from time to time or as a reference to any successor to those.

1.11 Knowledge

Where any representation, warranty or other statement in this Agreement is expressed to be made by a Vendor or the Corporation “to its knowledge” or is otherwise expressed to be limited in scope to matters known by any such Party or of which any such Party is aware, it shall mean such knowledge as is actually known to, or which should have come to the attention to, after making reasonable inquiries, of the Key Employees.

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1.12 Materiality

In this Agreement “Material” means, when used as an adjective, that any breach, default or deficiency in the satisfaction of any covenant, representation or warranty so described might reasonably:

(a)

give rise to an aggregate remedial cost (including consequential loss and loss of profit) of more than $200,000.00, in any individual instance, or more than $200,000.00 collectively in any greater number of instances, where all such instances arise pursuant to multiple breaches of the same covenant, representation or warranty; or

(b)

where no adequate remedy is reasonably available, result in disturbance in the ordinary conduct of the Business of an aggregate cost properly attributable to such disturbance (including consequential loss and loss of profit) of more than $200,000.00;

and “Materially” shall have the corresponding meaning.

1.13 Schedules

The following Schedules are attached to and form part of this Agreement:

(a)	Schedule A	Ownership of Shares
(b)	Schedule 2.2	Allocation of Purchase Price
(c)	Schedule 2.3	Adjustment to Purchase Price
(d)	Schedule 3.1(b)	Registration
(e)	Schedule 3.1(g)	Title to Assets, Sufficiency and Condition of Assets
(f)	Schedule 3.1(k)	Governmental Authorizations
(g)	Schedule 3.1(l)	Financial Statements
(h)	Schedule 3.1(m)	Indebtedness
(i)	Schedule 3.1(n)	Absence of Changes and Unusual Transactions
(j)	Schedule 3.1(q)	Major Suppliers and Customers
(k)	Schedule 3.1(s)	Collectability of Accounts Receivable
(l)	Schedule 3.1(v)	Technology
(m)	Schedule 3.1(w)	Equipment Contracts
(n)	Schedule 3.1(x)	Material Contracts
(o)	Schedule 3.1(z)	Leased Real Property
(p)	Schedule 3.1(aa)	Employment Matters
(q)	Schedule 3.1(bb)	Insurance
(r)	Schedule 3.1(cc)	Environmental Matters
(s)	Schedule 3.1(dd)	Personal Information

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(t)	Schedule 3.1(ee)	Litigation
(u)	Schedule 3.1(ff)	Tax Matters
(v)	Schedule 3.1(ii)	Warranties
(w)	Schedule 3.1(jj)	Bank Accounts
(x)	Schedule 3.1(kk)	Powers of Attorney

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares

Subject to the terms and conditions of this Agreement, at the Closing Time:

(a)	Simmax shall sell to the Purchaser and the Purchaser shall purchase from Simmax 419 Class A Common Shares in the capital of the Corporation (the “Simmax Purchased Shares”); and

(b)	Remora shall sell to the Purchaser and the Purchaser shall purchase from Remora 555 Class A Common Shares in the capital of the Corporation (the “Remora Purchased Shares”).

2.2 Payment of Purchase Price

The Parties agree that the Purchase Price, subject to the adjustments provided in this Agreement, is three million nine hundred ninety eight thousand forty five dollars ($3,998,045.00), to be allocated in accordance with Schedule 2.2 and satisfied in accordance with Section 2.5.

2.3 Adjustments to the Purchase Price

The Parties agree that the Purchase Price shall be decreased by an amount equal to the aggregate sum of the following obligations of the Corporation, all of which are set out more particularly in Schedule 2.3, whether such obligations are payable prior to, on or following the Closing Date:

(a)	all retention bonuses or other such payments or compensation;

(b)	all change of control bonuses or other such payments or compensation; and

(c)	all transaction bonuses, commissions or fees;

payable to any officer, director, Employee or contractor of the Corporation as a result of or in any manner triggered by the transactions contemplated by this Agreement, the Remora Subscription Agreement and/or the Viking Subscription Agreement.

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2.4 Delivery of Certificates, etc.

Each Vendor shall transfer and deliver to the Purchaser at the Closing Time, one or more share certificates representing such Vendor’s Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, and shall cause the Corporation to enter the Purchaser or its nominee(s) on the books of the Corporation as the holder of such Purchased Shares and to issue one or more share certificates to the Purchaser or its nominee(s) representing such Purchased Shares.

2.5 Satisfaction of Purchase Price

Subject to the terms and conditions of this Agreement, at the Closing Time the Purchaser shall deliver by bank draft or wire transfer of immediately available funds to each Vendor, or as it may otherwise direct, its applicable pro rata share of the Purchase Price.

2.6 Effective Date

The purchase and sale contemplated under this Agreement shall, when completed on the Closing Date, take effect as of 2:00 pm on the Effective Date. From the Closing until the Effective Date, the Business of the Corporation shall be carried on by the Vendors in the ordinary course for the account of the Vendors.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Simmax and the Corporation

Simmax and the Corporation, severally and jointly, hereby represent, warrant, and covenant to the Purchaser as follows and acknowledge that the Purchaser is relying on the following representations, warranties, and covenants in entering into this Agreement and completing the transactions contemplated by it:

(a)

Incorporation and Organization. The Corporation is a corporation duly incorporated and validly existing under the laws of Canada and has all necessary corporate power, authority and capacity to own its assets and to carry on the Business as presently conducted. A true copy of the Articles and all by-laws of the Corporation has been delivered to the Purchaser by the Vendors on or before the date of this Agreement. Such Articles and by-laws will constitute all of the constating documents and by-laws of the Corporation in effect as of the Closing Date, and are complete, correct, and in full force and effect.

(b)

Registration. Neither the nature of the Business nor the location or character of the assets owned or leased by the Corporation requires it to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or partnership in any jurisdiction other than in those jurisdictions set out in Schedule 3.1(b) where the Corporation is already duly registered, licensed or otherwise qualified for such purpose. Except as set out in Schedule 3.1(b), neither the Corporation nor any Subsidiary has or had ever operated under any previous corporate, partnership or trade names.

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(c)

Due Authorization and Enforceability of Obligations. The Corporation has all necessary corporate or comparable organizational power, authority, and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder has been duly authorized by all necessary corporate action of the Corporation. This Agreement has been duly executed and delivered by the Corporation and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of the Corporation, enforceable against such parties in accordance with its terms, subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereafter in effect relating to the rights of creditors generally and (B) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. No further authorizing action on the part of the Corporation is or will be required in connection with the consummation of the transactions contemplated hereby.

(d)

Authorized and Issued Capital. The authorized and issued share capital of the Corporation is as set forth in Schedule 3.1(d). Other than as set forth in Schedule 3.1(d), there are no contracts, options, warrants or other rights to purchase shares or other securities of the Corporation, and no securities or obligations convertible into or exchangeable for shares or other securities of the Corporation have been authorized or agreed to be issued or are outstanding. All of the Purchased Shares have been duly and validly issued and are outstanding as fully paid and non-assessable shares. The Corporation has, since the date of its incorporation, complied with all applicable securities laws in connection with the issuance and offering of the Purchased Shares. Except as listed in Schedule 3.1(d), there are no restrictions on the transfer of the Shares, except those set forth in the Articles and the 2010 Unanimous Shareholders Agreement; and there are no shareholder agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares in the capital stock of the Corporation.

(e)	Subsidiaries.

(i)	Except for the Subsidiaries, the Corporation has not owned or had any interest in any shares or had an ownership, partnership or joint venture interest in any other Person since November 4, 2002.

(ii)

Effective as of August ___, 2021, M.C. Brown Agencies Ltd. has been duly dissolved in accordance with the laws of the Province of British Columbia; its assets as reflected in the Financial Statements have been assigned, transferred or otherwise disposed of to the Corporation or for the benefit of the Corporation, its Liabilities have been discharged, satisfied or otherwise retired; and all Contracts and Government Authorizations that pertain to the Business and to which it was a party, prior to its dissolution, have been assigned or otherwise transferred to the Corporation.

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(iii)

Effective as of August ___, 2021, Simson-Maxwell (partnership) has been wound-up in accordance with the laws of the Province of British Columbia; its assets as reflected in the Financial Statements have been assigned, transferred or otherwise disposed of to the Corporation or for the benefit of the Corporation, its Liabilities have been discharged, satisfied or otherwise retired; and all Contracts and Government Authorizations that pertain to the Business and to which it was a party, prior to its winding up, have been assigned or otherwise transferred to the Corporation.

(f)

Bankruptcy. No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Corporation and/or any Subsidiary and the Corporation is able to satisfy its liabilities as they become due.

(g)

Title to Assets, Sufficiency and Condition of Assets. Other than as set out in Schedule 3.1(g), the Corporation is the sole legal and beneficial and (where its interests are registrable) the sole registered owner of all of its assets and interests in its assets, with good and valid title, free and clear of all Encumbrances. There has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of any of the Corporation’s assets or any granting of any Contract or right capable of becoming an agreement or option for the purchase of any of such assets other than pursuant to the provisions of, or as disclosed in, this Agreement. The assets of the Corporation (i) constitute all of the assets, of any nature whatsoever, necessary to operate the Business as a whole in the manner presently conducted by the Corporation; (ii) are in compliance with all applicable Laws, and (iii) are sufficient for the continued conduct of the Business as a whole after the Closing Date in substantially the same manner as conducted prior to the Closing Date. Schedule 3.1(g) sets out a complete list and description of all of the Fixed Assets of the Corporation and each Subsidiary, all of which assets are in good condition, repair and (where applicable) proper working order, having regard to their respective use and age, normal wear and tear excepted, and such assets have been properly and regularly maintained.

(h)	Location of Assets. Schedule 3.1(h) sets out the locations at which all material tangible assets of the Corporation used in or in connection with the Business are situated.

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(i)

Absence of Conflicting Agreements. The Corporation is not a party to, bound or affected by or subject to any: (a) Contract; (b) charter or by-law; (c) Laws or Governmental Authorizations; or (d) order, judgment or decree, that would be violated, breached by, or under which default would occur or an Encumbrance would, or with notice or the passage of time would, be created as a result of the execution and delivery of, or the performance of the obligations or transactions under this Agreement.

(j)

Contractual and Regulatory Approvals. Except as specified in Schedule 3.1(j), the Corporation is not under any legally binding obligation, contractual or otherwise, to request or obtain the consent of or to give notice to any Person, and no approval, order, consent of or filing with any Governmental Authority is required on the part of the Corporation: (a) in connection with the execution, delivery or performance by the Corporation of this Agreement; (b) to avoid the loss of any necessary and Governmental Authorization held by the Corporation; or (c) in order that the Purchaser may carry on the Business in the ordinary course and in substantially the same manner as presently conducted by the Corporation as of and following the Closing.

(k)

Governmental Authorizations. Schedule 3.1(k) sets forth a complete list of the Governmental Authorizations and such Governmental Authorizations are all the authorizations required by the Corporation to enable it to carry on its business in compliance with all Laws. The Governmental Authorizations are in full force and effect in accordance with their terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation of any such Governmental Authorization or give rise to an obligation on the part of the Corporation to undertake or bear any cost of remedial action. No proceedings are pending or, to the knowledge of Simmax or the Corporation, threatened, which could result in their revocation or limitation and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal.

(l)

Financial Statements. The Financial Statements, attached as Schedule 3.1(l) hereto, have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding period and are complete and present fairly: (a) all of the assets, liabilities and financial position of the Corporation and for MCBA as at December 30, 2020 respectively, and for SMP, as at December 31, 2020; and (b) the sales, revenues, earnings, results of operation and changes in financial position of the Corporation and MCBA for the twelve-month period ended on December 30, 2020 respectively, and SMP, for the twelve-month period ended on December 31, 2020.

(m)

Indebtedness. Except as disclosed on Schedule 3.1(m), the Corporation is not indebted to any third party, including without limitation, pursuant to any loan agreement, credit facility, promissory note or any other debt instrument.

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(n)	Absence of Changes and Unusual Transactions. Except as set forth on Schedule 3.1(n), since the date of the Financial Statements:

(i)

there has not been any change in the financial condition, operations, methods of operation, working capital, assets, employment levels, employment policies or practices, or the prospects of the Corporation other than changes in the ordinary course of business, none of which, individually or in the aggregate, has, or with the giving of notice or passage of time, would result in a Material Adverse Effect to the Corporation;

(ii)

 there has not been any damage, destruction, loss or other event, development or condition of any character (whether or not covered by insurance) that would result in a Material Adverse Effect to the Corporation;

(iii)

the Corporation has not, nor had any Subsidiary, except in connection with its dissolution or wind-up, as the case may be, and for the benefit of the Corporation in any event, transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Financial Statements or cancelled any debts or entitlements except, in each case, in the ordinary course of business;

(iv)	the Corporation has not amended or changed or taken any action to amend or change its Articles or by-laws;

(v)	the Corporation has not, nor had any Subsidiary, prior to its dissolution or wind-up, acquired any technology assets, businesses or companies;

(vi)

the Corporation has not, nor had any Subsidiary, prior to its dissolution or wind-up, made any capital expenditure, except in the usual and ordinary course of business, and no capital expenditure will be made or authorized after the date of this Agreement by the Corporation with respect to the Business without the prior written consent of the Purchaser;

(vii)

the Corporation has not incurred or assumed any obligation or Liability, except unsecured current obligations and Liabilities incurred in the ordinary course of business with arm’s length Persons, which individually or in the aggregate would result in a Material Adverse Effect to the Corporation;

(viii)

the Corporation has not discharged or satisfied any Encumbrance, or paid any obligation or Liability other than Liabilities included in the Financial Statements and Liabilities incurred since the date of such Financial Statements in the ordinary course of business;

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(ix)

the Corporation has not, nor had any Subsidiary, prior to its dissolution or wind-up, suffered any unusual or extraordinary loss, waived or omitted to take any action in respect of any rights, or entered into any commitment or transaction not in the ordinary course of business;

(x)

the Corporation has not, nor had any Subsidiary, prior to its dissolution or wind-up, granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases, or any long-term residual commission or future commission obligations in respect of its Employees, or changed the terms of employment for any Employee or entered into a written contract with any Employee or hired any employee;

(xi)	the Corporation has not created or permitted to exist any Encumbrance affecting any of its assets or property except in the ordinary course of business;

(xii)

the Corporation has not, nor had any Subsidiary prior to its dissolution or wind-up, directly or indirectly, engaged in any transaction, made any loan or entered into any arrangement with any officer, director, partner, shareholder, Employee or employee (whether current or former or retired), consultant, independent contractor or agent of the Corporation and/or any Subsidiary;

(xiii)	the Corporation has not, nor had any Subsidiary, prior to its dissolution or wind-up, licensed any of its Technology outside the ordinary course of business;

(xiv)

the Corporation has not, nor had any Subsidiary, prior to its dissolution or wind-up, changed the manner of billing of, or the credit lines made available to, any of its customers, nor has any such Party accepted any customer order or entered into any Contract with any customer at prices or on terms which are not consistent with its historical margins or terms or based on the past experience of such entity and current and anticipated costs, are or could reasonably be expected to result in a Material loss to such entity;

(xv)

the Corporation has not, nor had any Subsidiary prior to its dissolution or wind-up, issued or sold any shares, partnership units, warrants, bonds, debentures, or equity securities convertible, exercisable or exchangeable for shares or partnership units in the capital of the Corporation and/or any Subsidiary;

(xvi)

the Corporation has not, nor had any Subsidiary prior to its dissolution or wind-up, directly or indirectly, declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its shares or partnership units and/or directly or indirectly, purchased or otherwise acquired any of its shares or partnership units, as the case may be; and

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(xvii)	the Corporation has not, nor had any Subsidiary prior to its dissolution or wind-up, agreed or otherwise become committed to do any of the foregoing.

(o)

Non-Arm’s Length Transactions. Except for employment and/or contractor arrangements entered into in the ordinary course of business and disclosed pursuant to Section 3.1(aa), no current or former director, officer, shareholder, Employee, Affiliate or any other Person not dealing at arm’s length with the Corporation is engaged in any agreement, transaction or arrangement (oral or written), or has any indebtedness, Liability or obligation to, the Corporation, nor does the Corporation have any Liability or obligation to any such Persons.

(p)

Absence of Guarantees. Except as set out in Schedule 3.1(p), the Corporation has not, nor had any Subsidiary prior to its dissolution or wind-up, given or agreed to give, nor is a party to or bound by, any guarantee, surety or indemnity in respect of any Liability, or other obligations, of any Person, or any other commitment by which the Corporation and/or any Subsidiary is, or is contingently, responsible for such Liabilities or other obligations.

(q)

Major Suppliers and Customers. Schedule 3.1(q) sets out a comprehensive listing of each Material supplier of goods and services to, and each customer of, the Corporation and each Subsidiary, together with, in each case, the amount so billed or paid in the year preceding the Closing. In respect of the Corporation, other than as set out in Schedule 3.1(q), since the date of the Financial Statements, there has been no termination or modification or change in the business relationship with any such supplier or customer. To the knowledge of the Corporation, no Material supplier or customer has any intention to change its relationship or the terms upon which it conducts business with the Corporation.

(r)

Inventories. All Inventories are valued on the books of the Corporation at the lower of cost and net realizable value. The Inventories are in good and merchantable condition and are usable or saleable in the ordinary course of business for the purposes for which they are intended. Inventories have been maintained at the amounts required for the operations of the Corporation and each Subsidiary, prior to dissolution or wind-up, respectively, as previously conducted and such Inventory levels are adequate for such operations.

(s)

Collectability of Accounts Receivable. The Accounts Receivable are good and collectible at the aggregate recorded amounts, except to the extent of any reserves and allowances for doubtful accounts taken in accordance with GAAP and provided for such Accounts Receivable in the Books and Records or as set forth on Schedule 3.1(s), and are not subject to any defence, counterclaim or set off.

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(t)

Government Grants. Except as set forth in Schedule 3.1(t): (i) there are no Contracts relating to grants or other forms of assistance including loans with interest at below market rates, received by the Corporation and/or any Subsidiary, prior to dissolution or wind-up, from any Governmental Authority; and (ii) the Corporation has not, nor had any Subsidiary, prior to dissolution or wind-up, received any monies or other form of assistance from any Governmental Authority pursuant to any Contract.

(u)

Compliance with Laws. The operations of the Corporation and each Subsidiary, respectively, have been and with respect to the Corporation are now conducted in compliance with all Laws of each jurisdiction in which the Corporation and each Subsidiary carries on or has carried on business and the Corporation has not, nor had any Subsidiary, prior to dissolution or wind-up, received any notice of any alleged violation of any such Laws.

(v)	Technology.

(i)

Schedule 3.1(v) sets forth a complete list and a brief description of all Intellectual Property owned, used or held by the Corporation and each Subsidiary, respectively, whether registered or unregistered (other than in the case of copyright for which only registered copyrights are listed), including particulars of any registration thereof, details of any application for registration and, where unregistered, the date of first use. All applications for registration and all Intellectual Property are valid, subsisting and in good standing and now held by the Corporation with good and marketable title, free and clear of all security interests, claims, liens, objections and infringements of every nature and kind.

(ii)	Schedule 3.1(v) sets forth a complete list and brief description of the Information Technology and Technical Information.

(iii)

Schedule 3.1(v) sets forth a complete list and brief description of the Technology of which the Corporation is not the sole beneficial and registered owner. The Corporation is using or holding the Technology of which it is not the sole beneficial and registered owner with the consent of or a licence from the owner of such Technology (including licenses to all commercially available “off-the-shelf” Technology), all of which such consents or licences are in full force and effect and no default exists on the part of the Corporation or, to the knowledge of Simmax and/or the Corporation, on the part of any of the parties thereto. The Corporation is not aware of any potential default, event, action or inaction, that, with the giving of notice or passage of time could, result in a default under any such license or agreements relating to the Technology. The Corporation is current in all payments, notices and other filings required to be made under all such Technology. The Corporation has the right to use or otherwise exploit all such non-owned Technology in the manner in which it is currently used or otherwise exploited and in any manner previously used by the Corporation and/or any Subsidiary.

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(iv)

The Corporation is not party to any agreement involving the grant by the Corporation to any Person of any right to any Technology. The Information Technology systems of the Corporation: (i) have not failed to any material extent and the data which they process has not been materially corrupted; and (ii) to the knowledge of Simmax and/or the Corporation, do not contain any viruses, bugs, malware or things which could materially distort their proper functioning, permit unauthorized access or disable them without user consent. The Corporation has taken commercially reasonable steps to prevent the Technology from sabotage, harm, unauthorized access and use, including, putting into place appropriate disaster recovery and contingency plans, procedures and facilities and taken all commercially reasonable steps to safeguard the availability, security and integrity of the Information Technology systems of the Corporation and the Technology.

(v)

The Corporation has not, nor had any Subsidiary, prior to its dissolution or wind-up, received any notice of Claim (whether written, oral or otherwise) challenging the ownership of rights by the Corporation and/or any Subsidiary to any of the Technology or suggesting that any other Person has any Claim or legal or beneficial ownership or other Claim or interest with respect to thereto, nor, to the knowledge of Simmax and/or the Corporation, is there a reasonable basis for such a Claim.

(vi)

There are no Claims by the Corporation (or, to the knowledge of Simmax and/or the Corporation, facts that could result in a Claim by the Corporation) relating to breaches, violations, infringements, misappropriations or interferences, with any Technology by any other Person.

(vii)

There are no Claims in progress or, to the knowledge of Simmax and/or the Corporation, pending or threatened against the Corporation and/or any Subsidiary relating to the Technology. There is no Claim which is ongoing, pending, or, to the knowledge of Simmax and/or the Corporation, threatened (including any opposition, re-examination or protest) which might result in the Technology being invalidated, revoked or subject to compulsory license. To the knowledge of Simmax and/or the Corporation, neither the Corporation’s current use and/or any Subsidiary’s prior use or exploitation of Technology would breach, violate, infringe, misappropriate, interfere with or otherwise conflict with any other Person’s intellectual property rights and the Corporation has not, nor had any Subsidiary prior to its dissolution or wind-up, received any notice of Claim (whether written, oral or otherwise) alleging any such breach, violation, infringement, misappropriation, interference or other conflict.

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(viii)

The documentation relating to the know-how of the Corporation and/or the Subsidiaries and to each trade secret, design product, process or operation of the Corporation and/or the Subsidiaries relating to their respective businesses is accurate and in sufficient detail and content to identify and explain them, allow their full and proper use without reliance on the knowledge or memory of any individual and enable proper support and maintenance and further development. The Corporation has taken all reasonable steps to protect the confidentiality and value of such trade secrets, and such trade secrets are not part of the public domain.

(w)

Equipment Contracts. Schedule 3.1(w) sets forth a complete list of all Equipment Contracts together with a description of the Fixed Assets to which the Equipment Contracts relate. All of the Equipment Contracts are in full force and effect and no default exists on the part of the Corporation, or, to the knowledge of Simmax and/or the Corporation, on the part of any of the other parties thereto. The interest of the Corporation under each of the Equipment Contracts, as applicable, is held free and clear of any Encumbrance and all payments due under the Equipment Contracts have been duly and punctually paid.

(x)

Material Contracts. Schedule 3.1(x) sets forth a complete list of the Material Contracts. The Contracts are all in full force and effect and there are no outstanding defaults or violations under any such Contract on the part of the Corporation or, to the knowledge of Simmax and/or the Corporation, on the part of any other party to such Contracts, and there exists no state of facts which, after the giving of notice or lapse of time or both, would constitute a default or breach. There are no Contracts under which the Corporation’s rights or performance of its obligations are dependent on or supported by the guarantee or security provided by any other Person. The Corporation has the capacity, including the necessary personnel, equipment and supplies, to perform all its obligations under the Material Contracts. Current and complete copies of the Material Contracts have been delivered or made available to the Purchaser and there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such Material Contract.

(y)	Real Property. The Corporation does not own and has not owned, nor had any Subsidiary, prior to dissolution or wind-up, any real property since November 4, 2002.

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(z)	Leased Real Property.

(i)	There are no Real Property Leases or Leased Real Property as of the Closing Date except as set forth on Schedule 3.1(z).

(ii)	Except as set forth on Schedule 3.1(z),

A.	each Real Property Lease is binding and enforceable against each of the parties thereto and is in full force and effect as of the Closing Date;

B.	each Real Property Lease creates a valid and binding leasehold interest in favour of the Corporation, in the subject Leased Real Property;

C.

in respect of each Leased Real Property: (1) the Corporation’s possession and quiet enjoyment of the leased premises is not being disturbed by any Person; (2) there are no disputes with respect to the related Real Property Lease between landlord and tenant; and (3) the Corporation has not subleased, licensed, or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

D.

in respect of each Real Property Lease: (1) all payments due by the Corporation as at the Closing Time have been paid in full; (2) there is no default by any party to the lease and no event has occurred which, with the giving of notice or passage of time, or both, would constitute a default by any party under the lease; (3) no security deposit or portion thereof deposited with the landlord has been applied in respect of a breach or default under the lease; (4) no Person has any contractual option or right to purchase or acquire the Corporation’s interest in the lease or the leasehold interest created thereby (including without limitation any right of first refusal), and the Corporation has not entered into any agreement to grant such an option or right to do so; (5) the Corporation has not collaterally assigned or granted any other security interest in the lease or any interest therein; and (6) there are no abatements of rent, bonuses, or other inducements provided to the Corporation with respect to the lease;

E.

no notices of default, relocation or termination have been given or received by the Corporation and/or any Subsidiary, prior to dissolution or wind-up, under or in respect of any Real Property Lease and no such notices have been threatened by any party thereto;

F.

the Corporation has not, nor had any Subsidiary, prior to dissolution or wind-up, received notice that there are any pending or, to the knowledge of Simmax and/or the Corporation, threatened, condemnation or other proceedings relating to any Leased Real Property or other matters adversely affecting the use or occupancy of any Leased Real Property;

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G.

the Corporation has received all requisite Government Authorizations required in connection with the operation of all Leased Real Property and the Corporation has not received notice that any Leased Real Property has not been operated and maintained in accordance with applicable Law; and

H.

to the knowledge of Simmax and the Corporation, (i) each Leased Real Property complies with all applicable Laws, including all applicable zoning by-laws, building and fire codes and environmental laws, (ii) the use of each Leased Real Property by the Corporation is permitted by Law, and (iii) all leasehold improvements, rent concessions, free rents and similar inducements which are the responsibility of the landlord under any of the Real Property Leases have been completed.

(aa)	Employment Matters.

(i)

Schedule 3.1(aa) sets forth the title, service dates and material terms of employment, including current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus (whether monetary or otherwise) or other compensation paid or payable since the beginning of the most recently completed fiscal year to each Employee, together with the location of their employment, and the dates and amounts of the most recent salary increases. Except as set out in Schedule 3.1(aa), the Corporation does not currently maintain any Benefit Plan, retirement or pension plans and the Corporation and/or each Subsidiary has never maintained a Benefit Plan, a retirement or pension plan.

(ii)	The Corporation has and the Subsidiaries, prior to dissolution or wind-up, had paid all amounts payable on account of salary, bonus payment and commission to or on behalf of any and all Employees.

(iii)

Other than as set out in Schedule 3.1(aa), all Employees are subject to written Employment Contracts, there are no Employment Contracts which are not terminable on the giving of reasonable notice and/or severance pay in accordance with applicable Law and no inducements to accept employment with the Corporation were offered to any such Employee which have the effect of increasing the period of notice of termination to which any such Employee is entitled. Except as set out in Schedule 2.3, there are no management agreements, retention bonuses, change of control agreements, transaction bonuses or other agreements to provide cash compensation or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement.

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(iv)

There have been no resignations or terminations as of the Closing Date, there are no threatened or pending labour matters as of Closing and there have been no Employees who have been continually absent from work for a period in excess of one month. Other than as set out in Schedule 3.1(aa), all Employees have executed non-competition agreements and non-solicitation agreements in favour of the Corporation. All employees of the Subsidiaries have either been terminated in accordance with applicable Laws or have been employed or engaged by the Corporation pursuant to a new and valid employment agreements.

(v)

The Contractors and Sales Agents are all of the contractors and sales agents of the Corporation. Schedule 3.1(aa) sets forth the service dates and material terms of the Contractor and Sales Agent Contracts, including fees, commissions and bonuses (whether monetary or otherwise) or other compensation paid or payable since the beginning of the most recently completed fiscal year to each such Contractor and Sales Agent.

(vi)	Except as set forth in Schedule 3.1(aa):

A.

the Corporation has not made any Contracts with any labour union or employee association or made commitments to or conducted negotiations with any labour union or employee association with respect to any current or future agreements and, to the knowledge of Simmax and/or the Corporation, there exist no current attempts to organize or establish any labour union or employee association with respect to any Employees nor is there any certification of any such union with regard to a bargaining unit;

B.

there are no unfair labour practice complaints against the Corporation and/or any Subsidiary pending before any federal or provincial labour tribunals or any similar agency or body having jurisdiction therefor;

C.	there is no labour strike threatened against or involving the Corporation;

D.	there is no certification application outstanding respecting the Employees;

E.

there is no grievance or arbitration proceeding or governmental proceeding relating to the Employees pending, nor is there any such proceeding threatened against the Corporation and/or any Subsidiary which might have a Material Adverse Effect on the Corporation or on the conduct of the Business;

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F.

there is no Employee in receipt of or who has claimed benefits under any weekly indemnity, long term disability or workers' compensation plan or arrangement or any other form of disability benefit programme; and

G.

all accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments in respect of the Employees have been reflected in the Books and Records. The Corporation has, and each Subsidiary had, prior to dissolution and wind-up, deducted and remitted to the relevant governmental authority or entity all income taxes, unemployment insurance contributions, Canada Pension Plan contributions, provincial employer health tax remittances and any taxes or deductions or other amounts which it is required by statute or Contract to collect and remit to any governmental authority or other entities entitled to receive payment of such deductions.

(vii)

All levies under the workers’ compensation legislation of any jurisdiction where the Corporation carries on business and where the Subsidiaries formerly carried on business have been paid by the Corporation and the Subsidiaries, as the case may be.

(bb)

Insurance. The Corporation maintains such policies of insurance, issued by responsible insurers, as are appropriate to the business of the Corporation, and its property and assets, and in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are in full force and effect, and will continue to be so until the Closing Date, and the Corporation is not in default, as to the payment of premiums or otherwise, under the terms of any such policy, nor has the Corporation failed to give any notice or present any claim under any such insurance policy in due and timely fashion. The Corporation has not received any written notice from or on behalf of any existing insurance carriers, nor is there any indication that its insurance rates will be increased as a result of, or arising from, the operation of the Business, or any insurer will refuse to renew any of the policies of insurance now in effect for the Business. Schedule 3.1(bb) sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance and any pending claims thereunder) maintained by the Corporation or previously maintained by any Subsidiary.

(cc)	Environmental Matters. Except as set forth on Schedule 3.1(cc):

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(i)

the operation of the Business, the Leased Real Property and the property and assets of Corporation and each Subsidiary, and the use, maintenance and operation thereof are, and have at all times been, in compliance with all Environmental Laws;

(ii)	the Corporation has and each Subsidiary had, prior to dissolution or wind-up, complied with all reporting and monitoring requirements under all Environmental Laws;

(iii)

the Corporation has not, nor had any Subsidiary, prior to dissolution or wind-up, received any notice of any non-compliance with any Environmental Laws which has not been resolved to the satisfaction of the issuer of such notice and which has not been disclosed to the Purchaser;

(iv)

there are no Hazardous Substances located on or in any of the assets of the Corporation other than Hazardous Substances normally used in the conduct of the business in accordance with Environmental Laws;

(v)	no Release of any Hazardous Substances contrary to Environmental Laws has occurred by the Corporation and/or any Subsidiary;

(vi)	neither the Corporation nor any Subsidiary has produced, generated, stored, handled, transported or disposed of any Hazardous Substances contrary to Environmental Laws;

(vii)

the Corporation has not, nor had any Subsidiary prior to dissolution or wind-up, received any written notice that alleges that such party is responsible for any clean up or corrective action relating to any Environmental Laws; an d

(viii)

the Corporation has not, nor had any Subsidiary, prior to dissolution or wind-up, conducted or had conducted an environmental audit, assessment or study of any of any assets and no such audit, assessment or study has, to the knowledge of Simmax and/or the Corporation been prepared by any other Person.

(dd)	Personal Information. Except as disclosed in Schedule 3.1(dd):

(i)

the Corporation has a written privacy policy which governs the collection, use and disclosure of Personal Information in accordance with Privacy Laws and the Corporation is in compliance with such privacy policy;

(ii)	all required consents to the collection, use or disclosure of Personal Information in connection with the conduct of the Business have been obtained;

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(iii)

Personal Information of any individual that has been disclosed to the Purchaser by the Corporation and/or any Subsidiary, directly or indirectly, including through the Books and Records, has been so disclosed in compliance with all Privacy Laws;

(iv)

there are no Claims, whether statutory or otherwise, pending, or to the knowledge of Simmax and/or the Corporation and, threatened, with respect to the collection, use, disclosure or retention of the Personal Information by the Corporation and/or any Subsidiary; and

(v)

no judgment or order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Privacy Laws, requiring the Corporation and/or any Subsidiary to take (or to refrain from taking) any action with respect to the Personal Information.

(ee)

Litigation. Except as disclosed in Schedule 3.1(ee), there are no Claims in progress, or, to the knowledge of Simmax and/or the Corporation, pending or threatened against or relating to the Corporation and/or any Subsidiary, and Simmax and/or the Corporation has no knowledge of any existing ground on which any such Claim might be commenced with any reasonable likelihood of success. Except as disclosed in Schedule 3.1(ee), there is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Corporation and/or any Subsidiary.

(ff)	Tax Matters. Except as disclosed in Schedule 3.1(ff),

(i)

the Corporation and each Subsidiary has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon;

(ii)

the Corporation and each Subsidiary has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Authority.

(iii)

provision has been made on the Financial Statements for amounts at least equal to the amount of all Taxes owing by the Corporation and each Subsidiary, respectively, that are not yet due and payable and that relate to periods ending on or prior to the Closing Date;

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(iv)

the Corporation has not, nor had any Subsidiary prior to dissolution or windup, requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which the Corporation and/or any Subsidiary is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Corporation and/or any Subsidiary is or may be liable; (iii) the Corporation and/or any Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Corporation and/or any Subsidiary is or may be liable;

(v)

the Corporation has not, nor had any Subsidiary, prior to dissolution or wind-up, made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date;

(vi)

there are no proceedings, investigations, audits or Claims now pending or threatened against the Corporation and/or any Subsidiary in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes;

(vii)

the Corporation has and each Subsidiary had, prior to dissolution or wind-up, duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person), and duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it;

(viii)

the Corporation has and each Subsidiary had, prior to dissolution or wind-up, duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, HST and provincial or territorial sales taxes, required by Law to be collected by it and duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it;

(ix)

the Corporation is and each Subsidiary was, prior to dissolution or wind-up, duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and HST and all such registration numbers are set out in Schedule 3.1(ff);

(x)

the Corporation has and each Subsidiary had, prior to dissolution or wind-up, respectively, withheld from each amount paid or credited to any person, including without limitation any current or former employees (including the Employees) of the Corporation and/or any Subsidiary, the amount so required to be withheld or deducted by any Governmental Authority and such amounts have been remitted to the proper Governmental Authority in a timely manner and in any event within the time required under applicable legislation; and

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(xi)

the Purchaser has been provided with copies of all Tax Returns and all communications to or from any Governmental Authority relating to the Taxes of the Corporation and each Subsidiary, to the extent relating to periods or events in respect of which any Governmental Authority may by Law assess or otherwise impose any such Tax on the Corporation or each Subsidiary.

(gg)

Books and Records. All Books and Records have been delivered or made available to the Purchaser. Such Books and Records have been maintained in accordance with GAAP and fairly and correctly set out and disclose the financial position of the Corporation and each Subsidiary as at the Closing Date, in the case of the Corporation, or as at the date of dissolution or wind-up, in the case of the Subsidiaries, and all material financial transactions relating to its business have been accurately recorded in such Books and Records.

(hh)

Corporate Records. The minute books of the Corporation and each Subsidiary contain all constating documents, registrations and resolutions, and such minute books contain an accurate record of meetings and actions of directors (and committees of directors), shareholders and partners of the Corporation and each Subsidiary, as the case may be, since the date of incorporation or registration, as applicable, and accurately reflect all transactions referred to in such proceedings. The share ledgers and registers of the Corporation and each Subsidiary, as applicable, are complete and reflect all issuances, transfers, repurchases and cancellations of shares or partnership units in the capital of the Corporation and each Subsidiary. The officer and director registers are complete and accurate.

(ii)

Warranties. Schedule 3.1(ii) lists the types of warranties customarily given to buyers of products or services supplied by the Corporation and/or any Subsidiary. From time to time, there have been Claims against the Corporation and/or any Subsidiary on account of warranties with respect to the production or sale of defective or inferior products or the provision of services, and in such cases, the Corporation and/or the Subsidiaries facilitated discussions with the manufacturers in respect of the manufacturer warranties. Except as set forth in Schedule 3.1(jj), there are no outstanding Material warranty claims.

(jj)

Bank Accounts. Schedule 3.1(jj) sets forth a complete list of all financial institutions in which the Corporation maintains or which any Subsidiary maintained any depository account, trust account or safety deposit box and the names of all Persons, including any person or firm holding a power of attorney, authorized to draw on or who have or had access to such accounts or safety deposit boxes, as well as a description of all credit facilities, lines of credit, loan agreements and the like which the Corporation has and/or any Subsidiary had with any financial institution. All of the bank accounts operated in connection with the Business are currently maintained and operated solely in the name of the Corporation. There are no bank accounts operated in the name of any division or business or trade name or style of the Corporation and/or any Subsidiary.

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(kk)

Powers of Attorney. Schedule 3.1(kk) sets out a complete list of every outstanding power of attorney granted by the Corporation and the names of all Persons who have been given the authority to act on behalf of the Corporation. The Purchaser has been provided with copies of all outstanding powers of attorney granted by the Corporation.

(ll)

Securities Legislation. The Corporation is a private issuer within the meaning of Section 2.4(1) of CSA National Instrument 45-106 (Prospectus Exemptions) and the sale of the Purchased Shares by the Vendors to the Purchaser will be made in compliance with all applicable securities legislation.

(mm)

Total Assets and Gross Revenues. Neither the aggregate value of the assets of the Corporation and the Subsidiaries (at any time in the past) nor the gross annual revenues from sales in or from Canada of the Corporation or any Subsidiary (at any time in the past) has exceeded ninety-six million dollars ($96,000,000.00).

(nn)

Health and Safety. The business premises located on the Leased Real Property are in compliance with applicable health and safety Laws and are not subject to any orders or directions of any Governmental Authority.

(oo)

Expropriation. No part of the assets of the Corporation or of any Subsidiary, as disclosed in the Financial Statements, have been taken or expropriated by any federal, provincial, state, municipal, or other authority nor has any notice or proceeding in respect thereof been given or commenced nor is Simmax or the Corporation aware of any intent or proposal to give such notice or commence any such proceedings.

(pp)

Restrictions on Business. The Corporation is not a party to any Contracts or subject to any restriction in the Articles or by-laws or subject to any restriction imposed by regulatory authorities having jurisdiction over it or subject to any statute, order, regulation or rule or to any writ, judgment, injunction or decree of any court or Governmental Authority which might prevent or interfere with the use of its assets or which may limit or restrict or otherwise adversely affect its businesses, properties, assets or financial condition, other than statutory provisions and restrictions of general application to its particular business. The Business is the only business carried on by the Corporation on the date hereof.

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(qq)	Purchase Commitments. No purchase commitment of the Corporation is in excess of its normal business requirements or at any excessive price.

 3.2 Representations and Warranties of the Vendors

Each Vendor severally, and not jointly, represents, warrants and covenants to the Purchaser as follows and acknowledges that the Purchaser is relying on the following representations, warranties and covenants in entering into this Agreement and completing the transactions contemplated by it:

(a)

Organization and Power. The Vendor (i) is duly formed or incorporated, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its formation or incorporation; and (ii) has (or its general partner has) the power and authority to execute, deliver and perform its obligations under this Agreement.

(b)

Authorization, Enforceability. The execution, delivery and performance by such Vendor of this Agreement has been duly authorized by all requisite corporate or comparable organizational action on the part of such Vendor, and no other proceedings or actions on the part of such Vendor are necessary to authorize the execution, delivery and performance by such Vendor of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Vendor and, assuming due authorization, execution and delivery by the other Parties hereto, represents the legal, valid and binding obligation of such Vendor, enforceable against such Vendor in accordance with its terms, subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereafter in effect relating to the rights of creditors generally and (B) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. No further authorizing action on the part of such Vendor is or will be required in connection with the consummation of the transactions contemplated hereby.

(c)	Non-Contravention.

(i)

The execution and delivery by such Vendor of this Agreement does not, and the performance by such Vendor of its obligations hereunder and the consummation of the transactions contemplated hereby by such Vendor will not, (A) conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both), the memorandum or articles of association or incorporation, bylaws, partnership agreement, shareholders agreement, or equivalent constitutional or authorizing documents of such Vendor or any Law applicable to it, (B)(1) conflict with, (2) result in a violation of or default under (with or without notice, lapse of time or both), (3) give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation under or (4) require consent, approval or waiver from any Person in accordance with the terms of, any Contract to which such Vendor is a party, or (C) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, the shares in the Corporation owned beneficially or of record by such Vendor or the ability of such Vendor to consummate the transactions contemplated hereby.

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(ii)

No consent, approval, license, permit, order or authorization of, registration or filing with or declaration or notification to, any Person is required by such Vendor in connection with the execution and delivery of this Agreement by such Vendor or the consummation of the transactions contemplated hereby by such Vendor.

(d)

Ownership of Shares. Such Vendor is, or immediately preceding the Closing Time will be, the sole registered and beneficial owner of the Class A Common Shares set forth opposite its name on Part 2 of Schedule A hereof with good and marketable title thereto, free and clear of all Encumbrances except under the Articles, and such Vendor has not granted any rights to purchase, and has no obligation to transfer, assign or otherwise dispose of, such Class A Common Shares to any other Person. Such Vendor has the sole right to transfer the full legal and beneficial ownership of such Class A Common Shares free from all Encumbrances to the Purchaser, subject to compliance with the Articles and, in the case of Simmax, with the 2010 Unanimous Shareholders Agreement. Such Vendor has no other rights to acquire shares in the capital of the Corporation. Upon the Closing, the Purchaser will own such Vendor’s Purchased Shares free and clear of all Encumbrances.

(e)

Independent Tax and Legal Advice. Such Vendor acknowledges and agrees that such Vendor had the opportunity to seek and was not prevented by the Purchaser or any other Person from seeking independent legal and Tax advice before such Vendor’s execution and delivery of this Agreement, and, if such Vendor did not avail itself of that opportunity before signing this Agreement, that such Vendor did so voluntarily without any undue pressure and agrees that such failure to obtain independent legal or Tax advice will not be used by such Vendor as a defense to the enforcement of such Vendor’s obligations under this Agreement. Such Vendor understands that it must rely solely on its own advisors and not on any statements or representations by any other Party to this Agreement or any of their agents or attorneys, except for the representations and warranties of the Purchaser in Section 3.3. Such Vendor understands that such Vendor (and not the Purchaser or the Corporation) will be responsible for such Vendor’s legal or Tax liability that may arise as a result of the sale of such Vendor’s securities hereunder.

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(f)

Absence of Litigation. Such Vendor is not subject to any Claims outstanding or pending or, to the knowledge of such Vendor, threatened against or affecting such Vendor that would prevent such Vendor from (A) executing and delivering this Agreement, or (B) performing such Vendor’s obligations pursuant to, or observing any of the terms and provisions of this Agreement.

(g)	Residence. Such Vendor is not a non-resident of Canada within the meaning of the Income Tax Act.

3.3 Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendors the matters set out below, and acknowledges that the Vendors are relying on these representations and warranties in consummating the transactions contemplated by this Agreement:

(a)	Incorporation. The Purchaser is a corporation validly existing under the laws of the State of Nevada.

(b)

Due Authorization and Enforceability of Obligations. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of the Purchaser. This Agreement constitutes valid and binding obligations of the Purchaser enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)

Absence of Conflicting Agreements. The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, or law which would be violated, contravened, or breached by, or under which any default would occur as a result of the execution or delivery by it of this Agreement or the consummation of the transactions contemplated herein, except as disclosed in this Agreement.

(d)

Investment Canada Act. The Purchaser is a non-Canadian within the meaning of the Investment Canada Act and within thirty (30) days of the Closing Date will file or cause to be filed any notification required by such legislation as a result of the transactions contemplated herein.

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3.4 Commission

Each Party represents and warrants to the other Parties that no Person is entitled to a brokerage commission, finder's fee or other like payment in connection with the purchase and sale contemplated hereby.

3.5 Non-Waiver

No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any other Party herein or pursuant hereto. No waiver by the Purchaser of any condition, in whole or in part, shall operate as a waiver of any other condition.

3.6 Nature and Survival of Representations and Warranties

(a)

Subject to Sections 3.6(b) and (c), all representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive the Closing Date, the Effective Date, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Purchased Shares and the payment of the consideration for the Purchased Shares.

(b)

Representations and warranties relating to tax matters set out in Section 3.1(ff) (Tax Matters) arising in or in respect of a particular period ending on, before or including the Closing Date shall survive for a period of ninety (90) days after the relevant authorities shall no longer be entitled to assess liability against the Corporation and/or any Subsidiary for that particular period, having regard, without limitation, to any waivers given by the Corporation and/or any Subsidiary in respect of any taxation year. All other representations and warranties shall survive for a period of two (2) years from the Closing Date. If no claim shall have been made under this Agreement against a Party for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of these survival periods, such Party shall have no further liability under this Agreement with respect to such representation or warranty.

(c)	All covenants shall continue in full force and effect for a period of two (2) years from the Closing Date, unless a greater period is otherwise provided for herein, and then such greater period.

(d)

All statements contained in any certificate or other instrument delivered by or on behalf of a Party pursuant to or in connection with the transactions contemplated by this Agreement shall be deemed to be made by that Party under this Agreement.

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ARTICLE 4
COVENANTS OF THE PARTIES

4.1 Delivery of Books and Records

Within twenty (20) days after the Closing Date, each of the Vendors and the Corporation shall make available or grant to the Purchaser electronic access to the Books and Records of the Corporation and each Subsidiary, including, without limitation, the following documents: (i) employee records with respect to the Employees; (ii) advertising, promotional and marketing materials which relate to the Corporation and/or any Subsidiary; and (iii) files relating to the assets of the Corporation and/or any Subsidiary including, without limitation, the maintenance records for any Fixed Asset owned or leased by the Corporation and/or any Subsidiary. Each Vendor and the Corporation agrees that it will preserve the documents, and other Books and Records which are not physically delivered to the Purchaser for a period of six (6) years from the Closing Date, or for such longer period as is required by applicable Laws, and will permit the Purchaser or its authorized representatives reasonable access to those Books and Records in connection with the affairs of the Corporation and/or any Subsidiary relating to any tax, workers' compensation or litigation matters.

4.2 Workers' Compensation

Immediately following Closing, the Corporation shall provide a clearance certificate or other similar documentary evidence from the worker's compensation authority in each jurisdiction where the Corporation and/or any Subsidiary carries on or has carried on business certifying that there are no outstanding assessments, penalties, fines, levies, charges, surcharges or other amounts due or owing to those authorities.

4.3 Confidentiality

The Purchaser shall keep confidential all confidential Technology and any other confidential information (unless readily available from public or published information or sources or required to be disclosed by Law) obtained from any of the Vendors or the Corporation. If this Agreement is terminated without completion of the transactions contemplated herein then, promptly after such termination, all documents, work papers and other written material obtained by the Purchaser from any of the Vendors or the Corporation in connection with this Agreement shall be returned by the Purchaser to the Party from whom such materials were obtained.

4.4 Consents Required in Contracts

The Corporation shall be responsible for obtaining any consent for any Contract where such consent is required upon a change of control of the Corporation and/or any Subsidiary as a result of the consummation of transactions contemplated by this Agreement. If the Corporation is unable to obtain such consent, it shall notify the Purchaser in writing prior to the Closing and such Contract shall not be assigned and the Vendor, the Corporation and/or the Subsidiary shall, as the case may be and to the extent legally possible, hold its right, title and interest in, to and under such Contract in trust for the benefit of the Purchaser until such consent is obtained.

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4.5 Investment Canada

Withing 30 days of the Closing Date, the Purchaser shall deliver to each Vendor and the Corporation a copy of either a receipt issued under subsection 13(1) of the Investment Canada Act certifying that a complete notice in prescribed form in respect of the acquisition has been received and advising that such acquisition is not reviewable; or a notice from the Minister of Industry, Science and Technology issued under ss. 21, 22 or 23 of the Investment Canada Act indicating that such Minister is, or is deemed to be, satisfied that the acquisition is likely to be of net benefit to Canada.

ARTICLE 5
INDEMNIFICATION

5.1 Indemnification by Simmax and Corporation

(a)

Subject to Section 5.1(b), Simmax and the Corporation shall jointly and severally indemnify and save harmless the Purchaser, its directors, officers, agents, employees and shareholders (in this Section, the “Indemnified Parties”), on an after-Tax basis, from and against any Claims which may be made or brought against the Indemnified Parties, or which they may suffer or incur, directly or indirectly as a result of or in connection with:

(i)

any non-fulfilment of any covenant or agreement on the part of Simmax or the Corporation under this Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by Simmax;

(ii)

any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty of Simmax or the Corporation, as the case may be, contained in this Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by Simmax; or

(iii)

any reassessment for income, corporate sales, excise or other Taxes (and all interest and/or penalties relating thereto) in respect of which Tax Returns have been filed before the Closing Time, which result in payment of tax in excess of the amount accrued or reserved for in the Financial Statements.

(b)	The obligations of indemnification set out in subsection (a) above shall be subject to the limitation periods referred to in Section 3.6 with respect to survival of representations and warranties.

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5.2  Indemnification by Remora

(a)

Subject to Section 5.2(b), Remora and the Corporation shall jointly and severally indemnify and save harmless the Purchaser, its directors, officers, agents, employees and shareholders (in this Section, the “Indemnified Parties”), on an after-Tax basis, from and against any Claims which may be made or brought against the Indemnified Parties, or which they may suffer or incur, directly or indirectly as a result of or in connection with:

(i)

any non-fulfilment of any covenant or agreement on the part of Remora under this Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by Remora; or

(ii)

any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty of Remora contained in this Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by Remora.

(b)	The obligations of indemnification set out in subsection (a) above shall be subject to the limitation periods referred Section 3.6 with respect to survival of representations and warranties.

5.3  Indemnification by Purchaser

(a)

Subject to Section 5.3(b), the Purchaser shall indemnify and save harmless the Vendors and their respective directors, officers, agents, employees and shareholders (in this Section, the “Indemnified Parties”), on an after-Tax basis, from and against all Claims which may be made or brought against the Indemnified Parties, or which they may suffer or incur, directly or indirectly as a result of or in connection with:

(i)

any non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by the Purchaser; or

(ii)

any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty of the Purchaser contained in this Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by the Purchaser.

(b)	The obligation of indemnification set out in subsection (a) above shall be subject to the limitation period referred to in Section 3.6 with respect to survival of representations and warranties.

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5.4 Claims by Third Parties

(a)

In the case of Claims made by a third party with respect to which any Party is entitled to seek indemnification pursuant to this Agreement, and indemnification is sought by either the Vendors or the Purchaser, the Party seeking indemnification (in this Section, the “Indemnified Party”) shall give prompt notice, and in any event within forty-five (45) days, to the Vendors or the Purchaser, as the case may be, (in this Section, the “Indemnifying Parties”) of any such Claims made upon it. If the Indemnified Party fails to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification may be reduced if and to the extent only that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defense and provided that no claim for indemnity in respect of the breach of any representation or warranty contained in this Agreement may be made unless notice of such Claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to Section 3.6.

(b)

The Indemnifying Parties shall have the right, by notice to the Indemnified Party given not later than thirty (30) days after receipt of the notice described in Section 5.4(a), to assume the control of the defence, compromise or settlement of the Claim, provided that (i) such assumption shall, by its terms, be without cost to the Indemnified Party; (ii) the Indemnifying Parties acknowledge in writing their obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that Claim; (iii) the Indemnifying Parties shall first deliver to the Indemnified Party their written consent to be joined as a party to any action or proceeding related thereto; and (iv) the Indemnifying Parties shall, at the Indemnified Party’s request, furnish it with reasonable security against any costs or other liabilities to which it may be or become exposed by reason of such defence, compromise or settlement.

(c)

Upon the assumption of control of any Claim by the Indemnifying Parties as set out in Section 5.4(b), the Indemnifying Parties shall diligently proceed with the defence, compromise or settlement of the Claim at their sole expense, including if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Parties, to make available to the Indemnifying Parties all pertinent information and witnesses under the Indemnified Party’s control and take such other steps as in the opinion of counsel for the Indemnifying Parties are reasonably necessary to enable the Indemnifying Parties to conduct such defence, provided always that the Indemnified Party shall be entitled to reasonable security from the Indemnifying Parties for any expense, costs or other liabilities to which it may be or may become exposed by reason of such cooperation. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

(d)

The final determination of any Claim made pursuant to this Section 5.4, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.

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(e)

If the Indemnifying Parties do not assume control of a Claim as permitted in Section 5.4(b), the Indemnified Party shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Parties.

(f)

Where an amount is payable by the Purchaser or the Vendors as indemnification pursuant to the terms of this Agreement and the Excise Tax Act provides that GST, HST or other sales tax is deemed to have been collected by the payee thereof, the amount so payable, as determined without reference to this paragraph (the “Indemnification Amount”), shall be increased by an amount equal to the rate of such sales tax applied to the Indemnification Amount in accordance with the Excise Tax Act.

5.5 Indemnification Sole Remedy

The provisions of this Article 5 shall constitute the sole remedy to the Vendors and the Purchaser against the other Parties to this Agreement with respect to any and all breaches of any agreement, covenant, representation or warranty made by such other Parties in this Agreement.

5.6 Details of Claims

With respect to any Claim provided for under Sections 5.1 or 5.2(a), no indemnity under this Agreement shall be sought unless written notice providing reasonable details of the reasons for which the indemnity is sought is provided to either of the Vendors or the Purchaser, as the case may be, before the expiration of the limitation dates provided for in Sections 5.1 or 5.2(a) respectively, as applicable.

ARTICLE 6
CLOSING CONDITIONS

6.1 Purchaser's Conditions

The obligation of the Purchaser to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

(a)

Truth and Accuracy of Representations. All of the representations and warranties of the Vendors and the Corporation, respectively, made in or under this Agreement, including, without limitation, the representations and warranties made by each such Party set forth in Sections 3.1 and 3.2 shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received an officer’s certificate from each of the Vendors, the Corporation and the Subsidiaries, respectively, confirming the truth and correctness in all material respects of the representations and warranties of each such Party.

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(b)

Authorization and Performance of Obligations. All necessary corporate or comparable organizational action will have been taken by the shareholders and directors of each of the Vendors and the Corporation, respectively, to approve the execution and delivery of this Agreement, the transfer of the Purchased Shares, and the performance by each such Party hereunder. Each such Party shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement.

(c)

Receipt of Closing Documentation. All instruments of conveyance and other documentation and assurances relating to the purchase and sale of the Purchased Shares including, without limitation, share certificates (the “Closing Documents”) and all actions and proceedings taken on or prior to the Closing in connection with performance by the Vendors of their obligations under this Agreement shall be satisfactory to the Purchaser and its counsel, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated under this Agreement and the taking of all corporate proceedings in connection with those transactions in compliance with this Section 6.1, in form and substance satisfactory to the Purchaser and its counsel.

(d)	Closing Documentation. Without limiting the generality of Section 6.1(c), the Purchaser shall have received at or before the Closing Time sufficient duly executed original copies of the following:

(i)	certified copy of a resolution of the board of directors and shareholders of the Corporation approving this Agreement and the transactions contemplated under this Agreement;

(ii)	certified copy of a resolution of the board of directors and shareholders of Simmax approving this Agreement and the transactions contemplated under this Agreement;

(iii)	certified copy of a resolution of the general partner of Remora approving this Agreement and the transactions contemplated under this Agreement;

(iv)

statutory declaration of each Vendor concerning the residence of such Vendor, the matters referred to in Section 6.1(a) and confirming that all conditions under this Agreement in favour of such Vendor have been either fulfilled or waived;

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(v)	certificate of incumbency of the Corporation and each of the Vendors;

(vi)	certificate of compliance of the Corporation;

(vii)	certificate of status of Simmax;

(viii)	limited partnerships report in respect of Remora;

(ix)	original share certificates representing the Purchased Shares;

(x)	the Books and Records as provided for in Section 4.1;

(xi)	the Unanimous Shareholders’ Agreement; and

(e)

Internal Reorganization. The Purchaser shall have received all corporate documents, agreements, consents, elections and other documents necessary to give effect to the internal reorganization of the Corporation and its Subsidiaries prior to the Closing Date.

(f)	Opinion of Counsel for the Vendors. The Purchaser shall have received a legal opinion dated the Closing Date, in form and substance acceptable to the Purchaser, from counsel for each Vendor.

(g)

Consents to Assignment. All consents or approvals from or notifications to any lessor or other third Person required under the terms of any of the Contracts, Equipment Contracts or the Real Property Leases with respect to the acquisition of control of the Corporation by the Purchaser, or otherwise in connection with the consummation of the transactions contemplated under this Agreement, shall have been duly obtained or given, as the case may be, on or before the Closing Time.

(h)

Consents, Authorizations and Registrations. All consents, approvals, orders and authorizations of or from Governmental Authorities or any other third parties required in connection with the completion of the transactions contemplated in this Agreement shall have been obtained on or prior to the Closing Time.

(i)

Remora Subscription. Remora and the Corporation shall have completed all of the transactions contemplated by the Remora Subscription Agreement and the Corporation shall deliver an acknowledgement that it has received the Remora Consideration, which the Corporation shall retain in full at the Closing Time. If applicable, any holding or seasoning periods prescribed by Law with respect to the Purchased Shares of Remora will have expired.

(j)	Key Employees. The Purchaser shall have received full and complete copies of all employment agreements of the Key Employees and shall be satisfied with their terms and conditions.

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(k)

Phase 1 Environmental Assessments. The Purchaser shall have received all Phase 1 Environmental Assessments issued to the Corporation and/or any Subsidiary in respect of any Leased Real Property and shall be satisfied with the results thereof.

(l)

Quality of Earnings Report. The Purchaser shall have received to its sole satisfaction a quality of earnings report or an equivalent report, prepared by an independent third party with respect to the financial position of the Corporation and the Subsidiaries.

(m)	Financial Forecasts. The Purchaser shall have received to its sole satisfaction a three-year consolidated forecast of revenues, gross profits and earnings of the Corporation.

(n)	Independent Valuation. The Purchaser shall have received to its sole satisfaction an independent valuation of the Corporation.

(o)

Certificate as to Status of Assets. A senior officer of the Corporation shall have executed and delivered to the Purchaser, in a form satisfactory to the Purchaser, a certificate stating that, as of the Closing Date, there has been no Material Adverse Effect in the condition of the assets of the Business or to the nature of the Business.

(p)

No Actions Taken Restricting Sale. No action or proceeding in Canada by law or in equity shall be pending or threatened by any person, firm, corporation, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and sale of the Shares contemplated under this Agreement.

(q)

Change of Control Filing. The Vendors shall prepare at the Vendors’ expense and provide to the Corporation and the Purchaser to be filed within the time period prescribed by the Income Tax Act and any other applicable legislation all Tax Returns and filings required to be made by the Corporation consequent upon the acquisition of control of the Corporation by the Purchaser. The Vendors shall indemnify and hold harmless the Corporation and the Purchaser in respect of Liabilities of the Corporation for Taxes relating to all fiscal periods of the Corporation commencing prior to the Effective Date. In its return for the fiscal period ending on the acquisition of control of the Corporation by the Purchaser, the Corporation shall elect not to have subsection 256(9) of the Income Tax Act (and other similar provisions under provincial law) apply.

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6.2 Vendor's Conditions

The obligations of the Vendors to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by the Vendor in whole or in part);

(a)

Truth and Accuracy of Representations of the Purchaser at Closing Time. All of the representations and warranties of the Purchaser made in or under this Agreement, including, without limitation, the representations and warranties made by the Purchaser and set forth in Section 3.3, shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions contemplated and permitted hereby) and the Vendor shall have received a certificate from a senior officer of the Purchaser confirming the truth and correctness in all material respects of such representations and warranties of the Purchaser.

(b)

Authorization and Performance of Agreements. All necessary corporate action will have been taken by the shareholders and directors of the Purchaser to approve the execution and delivery of this Agreement and the performance by the Purchaser hereunder. The Purchaser shall have performed or complied with, in all respects, all of its other obligations, covenants and agreements under this Agreement.

(c)

Receipt of Closing Documentation. All instruments of conveyance and other documentation and assurances relating to the purchase and sale of the Purchased Shares including, without limitation, share certificates and all actions and proceedings taken on or prior to the Closing in connection with performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendors and their counsel, acting reasonably, and the Vendors shall have received copies of all such documentation or other evidence as each may reasonably request in order to establish the consummation of the transactions contemplated under this Agreement and the taking of all corporate proceedings in connection with those transactions in compliance with this Section 6.2, in form and substance satisfactory to the Vendors and their respective counsel.

(d)	Closing Documentation. Without limiting the generality of Section 6.2(c), the Vendors shall have received at or before the Closing Time sufficient duly executed original copies of the following:

(i)	certified copy of a resolution of the board of directors of the Purchaser approving this Agreement and the transactions contemplated under this Agreement;

(ii)

certificate of a senior officer of the Purchaser concerning residence of the Purchaser, the matters referred to in Section 6.2(a), its status for purposes of the Investment Canada Act and confirming that all conditions under this Agreement in favour of the Purchaser have been either fulfilled or waived;

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(iii)	certificate of incumbency of the Purchaser; and

(iv)	certificate of good standing of the Purchaser.

(e)

No Actions Taken Restricting Sale. No action or proceeding in Canada by law or in equity shall be pending or threatened by any person, firm, corporation, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated under this Agreement.

(f)	Payment of Purchase Price. The Purchaser shall have tendered to the Vendors, by wire transfer or certified cheque, payment for the Purchase Price net of any transfer fees.

(g)

Consents, Authorizations and Registrations. All consents, approvals, orders and authorizations of or from Governmental Authorities or any other third parties required in connection with the completion of the transactions contemplated in this Agreement shall have been obtained on or prior to the Closing Time.

(h)

Governmental Actions and Approvals. There shall have been obtained, from all appropriate federal, provincial, municipal or other governmental or administrative bodies, such approvals or consents as are required to permit the change of ownership and due registration of the Shares contemplated by this Agreement.

6.3 Failure to Satisfy Conditions

If any condition set forth in Sections 6.1 or 6.2 is not satisfied on or before the Closing Time, the Party entitled to the benefit of such condition (in this Section, the “First Party”) may terminate this Agreement by notice in writing to the other Parties and in such event the First Party shall be released from all obligations under this Agreement, and unless the First Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the other Parties then the other Parties shall also be released from all obligations under this Agreement, except that the First Party shall be entitled to waive compliance with any such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant, or whole or in part.

6.4 Destruction or Expropriation

If, prior to the Closing Time, there occurs any material destruction or damage by fire or other cause or hazard to any of the properties or assets of the Corporation and/or any Subsidiary, or if such properties or assets or any material part of them are expropriated or forcefully taken by any Governmental Authorities or if notice of intention to expropriate a material part of such properties or assets has been filed in accordance with applicable legislation, then the Purchaser may, at its option, terminate this Agreement by notice to the other Parties.

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ARTICLE 7
CLOSING ARRANGEMENTS

7.1 Time and Place of Closing

The completion of the transactions contemplated by this Agreement shall take place at the Closing Time on the Closing Date by the exchange of electronic documents in portable document format (PDF). The Closing shall be deemed to take place at the offices of Mann Lawyers LLP in Ottawa, Ontario, Canada.

7.2 Closing Arrangements

At the Closing Time, upon fulfilment of all the conditions under this Agreement which have not been waived in writing by the Purchaser or the Vendors respectively:

(a)	Purchase and Sale of Shares. The Vendors shall sell and the Purchaser shall purchase the Purchased Shares for the Purchase Price payable under this Agreement.

(b)	Delivery of Closing Documents. The Parties shall respectively deliver the Closing Documents.

(c)	Share Certificates. The Vendor shall deliver an undertaking to deliver actual possession of the Purchased Shares to the Purchaser within five Business Days of the Closing Date.

(d)	Payment of Purchase Price. On the fulfilment of the foregoing terms of this Article 7, the Purchaser shall pay and satisfy the Purchase Price in accordance with Section 2.2.

7.3 Tender

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money may be tendered by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank or trust company or by wire transfer.

ARTICLE 8
NOTICES

8.1 Delivery of Notice

(a)

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery) or if transmitted by facsimile or email:

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(i)	in the case of a Notice to Simmax at:

Simmax Corp.
8750 - 58 Avenue NW
Edmonton, Alberta 76E 6G6
Attention: Daryl Kruper
Email: [redacted]

(ii)	in the case of a Notice to Remora at:

Remora EQ LP
123 Slater Street, #300
Ottawa, ON K1P 5H2
Attention: Stephan May
[redacted]

(iii)	in the case of a Notice to the Corporation at:

Simson-Maxwell Ltd.
8750 - 58 Avenue NW
Edmonton, Alberta 76E 6G6
Attention: Daryl Kruper
Email: [redacted]

(iv)	in the case of a Notice to the Purchaser at:

Viking Energy Group, Inc. 15915 Katy Freeway, Suite 450 Houston, TX 7094, USA
Attention: James Doris
Email: [redacted]

With a copy to:	Mann Lawyers LLP
11 Holland Avenue, Suite 300 Ottawa, ON K1Y 4S1
Attention: André Martin

(b)

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

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(c)	Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section

ARTICLE 9
GENERAL

9.1 Expenses

All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transaction contemplated under this Agreement shall be paid by the Party incurring such expenses.

9.2 Time

Time shall be of the essence hereof.

9.3 Assignment/Successors and Assigns

Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by any Party, other than by the Purchaser to a corporation to be incorporated, without the prior written consent of the other Parties. Subject to that condition, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

9.4 Further Assurances

Each Party agrees that upon the written request of any other Party, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as the other Party may from time to time reasonably request be done and/or executed as may be required to consummate the transactions contemplated under this Agreement or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered under this Agreement and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated under this Agreement, whether before or after the Closing.

9.5 Public Notices

All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Vendors and the Purchaser and no Party shall act unilaterally in this regard without the prior written approval of the other Party (such approval not to be unreasonably withheld), except where required to do so by law or by the applicable regulations or policies of any provincial, federal or other regulatory agency of competent jurisdiction or any stock exchange, in which case the disclosing Party shall notify the other Parties of the content and nature of the required disclosure.

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9.6 Entire Agreement

This Agreement, the documents required to be delivered hereunder, and the Viking Subscription Agreement, and the Unanimous Shareholders Agreement constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no representations, warranties, conditions, covenants or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein and therein.

9.7 Amendment and Waiver

This Agreement may only be amended by written agreement signed by each Party hereto. Any waiver of any provision of this Agreement will be effective only if it is in writing and signed by the Party to be bound thereby, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement will operate as a waiver of such right. No single or partial exercise of any such right will preclude any further or other exercise of such right.

9.8 Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement, and the remaining provisions will remain in full force and effect.

9.9 Counterparts and Electronic Execution

This Agreement may be executed in any number of counterparts each of which will be deemed to be an original, and all of which taken together will be deemed to constitute one and the same instrument. This Agreement may be executed and delivered by electronic means and each of the Parties may rely on such electronic execution as though it were an original hand-written signature.

[Signature page follows below.]

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IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year first above written.

VIKING ENERGY GROUP, INC.
/s/ James Doris
Name: James Doris
Title: President and C.E.O.
I have authority to bind the Corporation

SIMMAX CORP.
/s/ Daryl Kruper
Name: Daryl Kruper
Title: President
I have authority to bind the Corporation

REMORA EQ LP., by its general partner REMORA EQ GENERAL PARTNER INC.
/s/ Candace Enman
Name: Candace Enman
Title: President I have authority to bind the Corporation

SIMSON-MAXWELL LTD.
/s/ Daryl Kruper
Name: Daryl Kruper
Title: President
I have authority to bind the Corporation

[Signature Page – Share Purchase Agreement]

SCHEDULE A

Part 1: Capitalization Table: Date Hereof

Vendor	Class A Common	Class B Common	Class C Preferred
Simmax Corp.	1,100	0	0
Total	1,100	0	0

Part 2: Capitalization Table: Post Remora Subscription

Vendor	Class A Common	Class B Common	Class C Preferred
Simmax Corp.	1,100	0	0
Remora EQ LP	1,458	0	0
Total	2,558	0	0

SCHEDULE 2.2

Purchase Price Allocation

Vendor	Purchase Price
Simmax Corp.	$1,720,032.71
Remora EQ LP	$2,278,324.95
Total	$3,998,357.66

SCHEDULE 2.3

Purchase Price Adjustment(s)

None.

DISCLOSURE SCHEDULES

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]